        Exhibit 97.1

ALIGN TECHNOLOGY, INC.
COMPENSATION RECOVERY POLICY
Effective as of December 1, 2023
Align Technology, Inc.’s (the “Company’s”) Compensation and Human Capital Committee (the “Committee”) of the Board of Directors (the “Board”) has adopted this clawback policy called the Compensation Recovery Policy (the “Policy”).
This Policy is adopted pursuant to Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with Exchange Act Rule 10D-1 (the “Rule”) and with the listing standards of the national securities exchange on which the securities of the Company are listed (the “Exchange”).
This Policy will remain in effect as long as required by applicable law.
Capitalized terms not defined in context are defined at the end of this Policy.
Events Requiring Application of this Policy
While this Policy is in effect, and subject to applicable law and the exceptions set forth in this Policy, the Company must recover Excess Compensation reasonably promptly from any impacted Executive Officers in the event of an Accounting Restatement, and such recovery may be in the form reasonably designated by the Company.
Compensation and Persons Covered by this Policy
This Policy applies to Incentive-Based Compensation that is Received on or after October 2, 2023 (the “Coverage Date”), during the Covered Period by a person (a) after beginning service as an Executive Officer, (b) who served as an Executive Officer at any time during the performance period for that Incentive-Based Compensation and (c) while the Company has a class of securities listed on a national securities exchange (such compensation “Clawback Eligible Incentive Based Compensation”).
“Incentive-Based Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure.
The following is a non-exhaustive list of items of compensation which are not Clawback Eligible Incentive-Based Compensation under this Policy:
(a)salaries,
(b)bonuses paid solely at the discretion of the Committee or Board that are not paid from a bonus pool that is determined by satisfying a Financial Reporting Measure,
(c)bonuses paid solely upon satisfying one or more subjective standards and/or completion of a specified employment period,
(d)non-equity incentive plan awards earned solely upon satisfying one or more strategic measures or operational measures, and
(e)equity awards for which the grant is not contingent upon achieving any Financial Reporting Measure performance goal and vesting is contingent upon completion of a specified employment period (e.g., time-based vesting equity awards) and/or attaining one or more non-Financial Reporting Measures.

“Excess Compensation” is the amount of Clawback Eligible Incentive-Based Compensation that exceeds the amount of Clawback Eligible Incentive-Based Compensation that otherwise would have been Received had such Clawback Eligible Incentive-Based Compensation been determined based on the restated amounts in the Accounting Restatement, as computed without regard to any taxes paid.
To determine the amount of Excess Compensation for Incentive-Based Compensation based on Financial Reporting Measures that are not subject to mathematical recalculation directly from the information in an Accounting Restatement (including stock price and total shareholder return), the amount of Excess Compensation must be based on a reasonable estimate of the effect of the Accounting Restatement on the Financial Reporting Measure upon which the Incentive-Based Compensation was Received. The Company must maintain documentation of the determination of that reasonable estimate and provide such documentation to the Exchange.
Exceptions to this Policy
The Company must recover the Excess Compensation in accordance with this Policy except to the extent that one of the conditions set forth below are met, and the Committee determines that recovery of the Excess Compensation would be impracticable:
(a)The direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered. Before reaching this conclusion, the Company must make a reasonable attempt to recover such Excess Compensation, document such reasonable attempt(s) to recover, and provide that documentation to the Exchange;
(b)the Committee determines that recovery would violate a home country law adopted prior to November 28, 2022, obtains an opinion of home country counsel indicating that recovery would result in such a violation and provides that opinion to the Exchange; or
(c)Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the applicable requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.
Administration of this Policy
The Committee is authorized to administer, interpret and construe this Policy and to make determinations necessary, appropriate, or advisable for the administration of this Policy. Determinations of the Committee will be final and binding.
Other Information
Amounts recouped under other applicable laws, regulatory requirements, rules, or pursuant to the terms of Company policies or agreements that would also be recouped under this Policy will count towards compensation that must be recovered under this Policy.
    The Company will not indemnify or reimburse any Covered Executives against the loss of any incorrectly awarded Incentive Compensation.
The Committee or Board may review and modify this Policy from time to time.
If any provision of this Policy or the application of any such provision to any Executive Officer is adjudicated to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect other provisions of this Policy or the application of such provision to another Executive Officer, and the invalid, illegal or unenforceable provisions will be deemed amended to the minimum extent necessary to render such provision or application enforceable.
Definitions

An “Accounting Restatement” occurs when the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period . For the avoidance of doubt, an out of period adjustment correcting immaterial errors in a prior period that is also not material to the current period is not an accounting restatement covered by this policy. The Company’s obligation to recover Excess Compensation is not dependent on if or when the restated financial statements are filed.
“Accounting Restatement Determination Date” means the earliest to occur of: (a) the date the Board, a committee of the Board, or one or more of the officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement; and (b) the date a court, regulator, or other legally authorized body directs the Company to prepare an Accounting Restatement.
“Covered Period” means the three completed fiscal years immediately preceding the Accounting Restatement Determination Date. In addition, Covered Period can include certain transition periods of less than nine months that are within or immediately following those three completed fiscal years and that result from a change in the Company’s fiscal year.
“Executive Officer” means an individual who is or was ever designated as an “officer” by the Board in accordance with Exchange Act Rule 16a-1(f).
“Financial Reporting Measures” are measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return are Financial Reporting Measures under this Policy. A Financial Reporting Measure need not be presented within the financial statements or included in a filing with the Securities and Exchange Commission.
Incentive-Based Compensation is “Received” under this Policy in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period. For the avoidance of doubt, this Policy does not apply to Incentive-Based Compensation for which the Financial Reporting Measure is attained prior to the Coverage Date.